Exhibit 5.2

CONSENT OF INDEPENDENT ENGINEERS

We hereby consent to the use of, and reference to, our name and reports, dated March 4, 2025 and effective December 31, 2024, evaluating the petroleum and natural gas reserves associated with, and contingent resources attributable to, the properties of Strathcona Resources Ltd. (the “Company”) and the information derived from our reports, as described or included or incorporated by reference in this Registration Statement on Form F-10 of the Company filed with United States Securities and Exchange Commission.

/s/ Michael J. Verney
Michael J. Verney, P.Eng.
Executive Vice President

Calgary, Canada
May 30, 2025

2000, Eighth Avenue Place, East Tower, 525 – 8 Avenue SW, Calgary, AB, T2P 1G1 Tel: (403) 262-5506 www.mcdan.com